Exhibit 99.1

FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:

Investor Relations

610-925-2000

GENESIS HEALTHCARE ANNOUNCES PLANS

TO STRENGTHEN CAPITAL STRUCTURE AND

REPORTS THIRD QUARTER 2017 RESULTS

KENNETT SQUARE, PA – (November 8, 2017) – Genesis HealthCare (Genesis, or the Company) (NYSE:GEN), one of the largest post-acute care providers in the United States, today announced it has reached preliminary non-binding agreements with certain landlords and credit parties intended to reduce fixed charges and improve cash flow.  Genesis also announced operating results for the third quarter ended September 30, 2017.

Capital Structure

Restructuring Plans

Genesis and its counterparties to the Welltower Master Lease, the Sabra Master Leases, the Welltower Bridge Loans, the Term Loans and certain other loans have entered into preliminary non-binding agreements concerning a proposed long-term restructuring of these master leases and loans (the Restructuring Plans) in an effort to strengthen significantly the capital structure of the Company.

These Restructuring Plans include the proposed sale by Sabra and Welltower of certain facilities currently leased to the Company, which the Company intends to re-lease from new third-party landlords at reduced rents. Genesis will also make commercially reasonable efforts to refinance or repay through asset sales, certain of its debt obligations with Welltower which, upon completion, is expected to result in a reduction in interest costs.

These Restructuring Plans, if and when fully consummated, are expected to reduce the Company’s current cash fixed charges between $80 million and $100 million annually.  This level of reduction in fixed charges is subject to the successful sale of the Welltower and Sabra facilities to new landlords, the successful re-leasing of those facilities to Genesis at reduced rents, the successful refinancing and/or repayment of certain debt obligations and the receipt of additional concessions to be made by other credit parties. Genesis believes the transactions under the proposed restructuring could occur during the first half of 2018.

“We are very appreciative of the constructive and collaborative support of our key credit partners,” noted George V. Hager Jr., Chief Executive Officer of Genesis.  “We look forward to executing on the Restructuring Plans, which upon completion, we believe will result in a significantly strengthened capital structure for the Company, providing adequate liquidity and free cash flow to allow continued investment in our people and our clinical programs.”

“We remain committed to providing outstanding care to our patients and the continued development of our value-based initiatives, which we believe are the keys to long-term shareholder value”.

Third Quarter 2017 Results

•	US GAAP revenue in the third quarter of 2017 was $1.32 billion compared to $1.42 billion in the prior year quarter;
•	US GAAP net loss attributable to Genesis HealthCare, Inc. in the third quarter of 2017 was $373.8 million compared to $20.5 million in the prior year quarter;
•	Adjusted EBITDAR in the third quarter of 2017 was $147.8 million compared to $172.1 million in the prior year quarter; and
•	Adjusted EBITDA in the third quarter of 2017 was $109.1 million compared to $136.6 million in the prior year quarter.

“The operating environment continues to be very challenging, with further declines this quarter in skilled patient admissions and higher levels of nursing wage inflation than in recent quarters,” noted Mr. Hager.  “These factors served to further compress operating margins in the third quarter of 2017.”

“I would also like to mention that while Hurricanes Irma and Harvey had minimal financial impact on the quarter, hundreds of Genesis employees went above and beyond to ensure the safety and well-being of patients, residents, and fellow caregivers.  Their generosity, compassion, and dedication was truly amazing and for that we say thank you.”

Business Development and Divestitures

Genesis continues to make progress with its strategy to exit challenging, low density markets and focus on investment and growth in core, strategic markets. Since the Company’s last earnings announcement, divestitures included:

•

One leased facility during the third quarter 2017, and two additional leased facilities divested in October 2017.  The three facilities had annual net revenue of $21.2 million, Adjusted EBITDA of ($2.1) million and a pre-tax net loss of ($4.3) million.

Genesis expects to divest an additional 14 underperforming assets or assets in non-strategic markets through early 2018.

Balance Sheet and Cash Flows

Asset Impairment Charges

The Company’s inpatient segment has experienced a decline in financial performance as a result of the ongoing challenging operating environment.  Based on the Company’s annual goodwill impairment testing, management determined that the carrying value of the inpatient segment goodwill was fully impaired, resulting in a non-cash impairment charge of $360.0 million for goodwill and identifiable intangible assets recorded in the three months ended September 30, 2017.   In addition, the Company determined that the carrying value of property, plant and equipment associated with certain of its inpatient facilities exceeded their estimated fair value.  In accordance with generally accepted accounting principles, the Company recorded a non-cash impairment charge of $163.4 million in the three months ended September 30, 2017 representing the difference between the estimated fair value and the carrying value of such property, plant and equipment.

Financing Activities Occurring During the Third Quarter

During the third quarter of 2017, Genesis closed on one HUD guaranteed mortgage totaling $6.4 million that was used partially to pay down the Company’s real estate loans with Welltower.  Genesis expects to continue to refinance the real estate loans with lower cost and longer maturity HUD guaranteed mortgages or other permanent financing as conditions allow.

Value-Based Care Delivery

With more than two years’ experience in managing through the value-based care delivery shift, Genesis continues to learn from and strengthen its participation in value-based care delivery initiatives.

Bundled Payments

Genesis’ Model 3 Bundled Payment Care Initiative program continues to perform above expectations generating positive results.  At the start of 2017, Genesis expected to recognize $8.0 million in favorable estimated settlements for the fiscal year ended 2017.  As the Company continues to refine its participation under the Model 3 program, improve efficiencies and drive outcomes, the Company expects a full year 2017 run rate of $20.5 million in favorable estimated settlements.

Medicare Shared Savings Program (MSSP)

Effective January 1, 2016, Genesis HealthCare Accountable Care Organization (ACO) began participating in the MSSP through its Genesis Physician Services (GPS) division. During 2016, the Company managed approximately 14,000 Medicare fee for service beneficiaries with annualized Medicare spend of more than $784 million.  During 2016, the MSSP required Genesis to save at least 2.7% of the total Medicare spend under management in order to share in up to 50% of the savings with the Centers for Medicare & Medicaid Services (CMS).  At the beginning of September, Genesis was informed by CMS that it did not reach the minimum savings rate set by CMS required for gainsharing.  As a result, Genesis will not receive a shared savings payout in 2017 for the 2016 performance year.

Genesis attributes the final reconciliation shortfall to unexpected changes in the national trend factor which served to increase the targeting savings hurdle.

“While disappointing, we know that gainsharing is uncommon for new MSSP participants,” noted Mr. Hager.  “For 2015, CMS reported that only a quarter of first year participants received a savings payout and, including more mature ACOs, only a third of all MSSP ACOs received a shared savings payout.  During 2017, we implemented a number of initiatives designed to improve performance, increase collaboration, drive healthcare efficiencies and improve select quality outcomes.”

Vitality to You

Genesis’ unique Vitality to You service offering that extends Genesis Rehabilitation Service’s therapy business into the community increased revenue for the quarter to $5.8 million, a 23% increase compared to the prior year quarter and to $16.8 million, a 35% increase for the nine months ended September 30, 2017, compared to the same period in the prior year.

Conference Call

Genesis HealthCare will hold a conference call at 8:30 a.m. Eastern Time on Thursday,  November 9, 2017 to discuss financial results for the third quarter ended 2017.  Investors can access the conference call by calling (855) 849-2198 or live via a listen-only webcast through the Genesis website at http://www.genesishcc.com/investor-relations/, where a replay of the call will also be posted for one year.

About Genesis HealthCare

Genesis HealthCare (NYSE: GEN) is a holding company with subsidiaries that, on a combined basis, comprise one of the nation's largest post-acute care providers with more than 450 skilled nursing facilities and assisted/senior living communities in 30 states nationwide. Genesis subsidiaries also supply rehabilitation and respiratory therapy to approximately 1,700 healthcare providers in 45 states, the District of Columbia and China.  References made in this release to "Genesis," "the Company," "we," "us" and "our" refer to Genesis HealthCare and each of its wholly-owned companies. Visit our website at www.genesishcc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities

Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” “plans,” or “prospect,” or the negative or other variations thereof or comparable terminology. They include, but are not limited to, statements about Genesis’ expectations and beliefs regarding its future financial performance, anticipated cost management, anticipated business development, anticipated financing activities and anticipated demographic and supply-demand trends facing the industry. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release, and there can be no assurance that they will be achieved or occur, in whole or in part, in the timeframes anticipated by the Company or at all. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Genesis may differ materially from that expressed or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, the following:

• reductions and/or delays in Medicare or Medicaid reimbursement rates, or changes in the rules governing the Medicare or Medicaid programs could have a material adverse effect on our revenues, financial condition and results of operations;

• reforms to the U.S. healthcare system that have imposed new requirements on us and uncertainties regarding potential material changes to such reforms;

• revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;

• our success being dependent upon retaining key executives and personnel;

• it can be difficult to attract and retain qualified nurses, therapists, healthcare professionals and other key personnel, which, along with a growing number of minimum wage and compensation related regulations, can increase our costs related to these employees;

• recently enacted changes in Medicare reimbursements for physician and non-physician services could impact reimbursement for medical professionals. Moreover, annual payment caps that limit the amounts that can be paid for outpatient therapy services rendered to any Medicare beneficiary may negatively affect our results of operations;

• we are subject to extensive and complex laws and government regulations. If we are not operating in compliance with these laws and regulations or if these laws and regulations change, we could be required to make significant expenditures or change our operations in order to bring our facilities and operations into compliance;

• our physician services operations are subject to corporate practice of Medicare laws and regulations. Our failure to comply with these laws and regulations could have a material adverse effect on our business and operations;

• we face inspections, reviews, audits and investigations under federal and state government programs, such as the Department of Justice. These investigations and audits could result in adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition, and reputation;

• significant legal actions, which are commonplace in our industry, could subject us to increased operating costs, which could materially and adversely affect our results of operations, liquidity, financial condition, and reputation;

• insurance coverages, including professional liability coverage, may become increasingly expensive and difficult to obtain for health care companies, and our self-insurance may expose us to significant losses;

• failure to maintain effective internal control over financial reporting could have an adverse effect on our ability to report on our financial results on a timely and accurate basis;

• we may be unable to reduce costs to offset decreases in our patient census levels or other expenses timely and completely;

• completed and future acquisitions may consume significant resources, may be unsuccessful and could expose us to unforeseen liabilities and integration risks;

• we lease a significant number of our facilities and may experience risks relating to lease termination, lease expense escalators, lease extensions, special charges and leases that are not economically efficient in the current business environment;

• our substantial indebtedness, scheduled maturities and disruptions in the financial markets could affect our ability to obtain financing or to extend or refinance debt as it matures, which could negatively impact our results of operations, liquidity, financial condition and the market price of our common stock;

• our issuance of debt securities that are convertible into our common stock could result in dilution of common stockholders’ percentage ownership of our company, if such debt securities are converted to common stock;

•  we have entered into preliminary non-binding agreements with certain of our credit parties concerning a proposed long-term restructuring of certain master leases and loans (the Restructuring Plans) in an effort to develop a sustainable capital structure for us. However, there can be no assurance that the conditions necessary to achieve the fixed charge reductions contemplated in the Restructuring Plans will be met.  If such fixed charge reductions are not realized it would have a material adverse effect on our liquidity and financial condition;

• we are presently operating under waivers of certain of our financial agreements and are engaged in discussions with the counterparties to the Revolving Credit Facilities to secure a 90-day forbearance agreement through late January 2018.  There can be no assurance such waivers will be received in future periods, or whether a forbearance agreement will be executed by us and the counterparties to the Revolving Credit Facilities.  In the event future waivers or forbearance aggreements are not extended and our creditors accelerate our loan and lease obligations, it would have a material adverse effect on our liquidity and financial condition;

• the holders of a majority of the voting power of Genesis’ common stock have entered into a voting agreement, and the voting group’s interests may conflict with the interests of other stockholders;

•  exposure to the credit and non-payment risk of our contracted customer relationships, including as a result from bankruptcy, receivership, liquidation, reorganization or insolvency, especially during times of systemic industry pressures, economic conditions, regulatory uncertainty and tight credit markets, which could result in material losses;

• some of our directors are significant stockholders or representatives of significant stockholders, which may present issues regarding diversion of corporate opportunities and other potential conflicts; and

• we are a “controlled company” within the meaning of NYSE rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, discuss the foregoing risks as well as other important risks and uncertainties of which investors should be aware. Any forward-looking statements contained herein are made only as of the date of this release. Genesis disclaims any obligation to update its forward-looking statements or any of the information contained in this release. Investors are cautioned not to place undue reliance on these forward-looking statements.

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GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net revenues	$1,315,452	$1,418,994	$4,045,860	$4,329,570
Salaries, wages and benefits	739,404	834,414	2,303,300	2,534,824
Other operating expenses	375,587	350,828	1,090,139	1,062,086
General and administrative costs	40,732	46,545	127,041	139,999
Provision for losses on accounts receivable	25,187	25,602	72,700	81,776
Lease expense	38,670	35,512	113,004	109,796
Depreciation and amortization expense	59,390	61,104	183,986	190,822
Interest expense	124,431	131,812	373,473	400,853
Loss on early extinguishment of debt	—	15,363	2,301	15,830
Investment income	(1,596)	(934)	(4,097)	(2,073)
Other loss (income)	2,379	(5,173)	15,602	(48,084)
Transaction costs	1,056	3,057	7,862	9,804
Customer receivership	297	—	35,864	—
Long-lived asset impairments	163,364	—	163,364	—
Goodwill and identifiable intangible asset impairments	360,046	—	360,046	—
Skilled Healthcare and other loss contingency expense	—	—	—	15,192
Equity in net income of unconsolidated affiliates	(69)	(893)	(291)	(2,153)
Loss before income tax expense (benefit)	(613,426)	(78,243)	(798,434)	(179,102)
Income tax expense (benefit)	1,596	(25,888)	5,683	(19,738)
Loss from continuing operations	(615,022)	(52,355)	(804,117)	(159,364)
Loss from discontinued operations, net of taxes	(2)	(24)	(70)	(1)
Net loss	(615,024)	(52,379)	(804,187)	(159,365)
Less net loss attributable to noncontrolling interests	241,200	31,921	314,446	72,895
Net loss attributable to Genesis Healthcare, Inc.	$(373,824)	$(20,458)	$(489,741)	$(86,470)
Loss per common share:
Basic and diluted:
Weighted-average shares outstanding for loss from continuing operations per share	94,940	90,226	93,376	89,617
Net loss per common share:
Loss from continuing operations attributable to Genesis Healthcare, Inc.	$(3.94)	$(0.23)	$(5.24)	$(0.96)
Loss from discontinued operations, net of taxes	(0.00)	(0.00)	(0.00)	(0.00)
Net loss attributable to Genesis Healthcare, Inc.	$(3.94)	$(0.23)	$(5.24)	$(0.96)

GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(UNAUDITED)

(IN THOUSANDS)

	September 30,	December 31,
	2017	2016
Assets:
Current assets:
Cash and equivalents	$50,591	$51,408
Accounts receivable, net of allowances for doubtful accounts	774,052	832,109
Other current assets	174,149	175,470
Total current assets	998,792	1,058,987
Property and equipment, net of accumulated depreciation	3,470,946	3,765,393
Identifiable intangible assets, net of accumulated amortization	147,239	175,566
Goodwill	85,642	440,712
Other long-term assets	224,309	338,543
Total assets	$4,926,928	$5,779,201

Liabilities and Stockholders' Deficit:
Current liabilities:
Accounts payable and accrued expenses	$461,521	$474,073
Accrued compensation	163,727	181,841
Other current liabilities	4,877,347	201,646
Total current liabilities	5,502,595	857,560

Long-term debt	284,014	1,146,550
Capital lease obligations	45,974	997,340
Financing obligations	8,711	2,867,534
Other long-term liabilities	614,353	640,405
Stockholders' deficit	(1,528,719)	(730,188)
Total liabilities and stockholders' deficit	$4,926,928	$5,779,201

GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Nine months ended September 30,
	2017	2016
Net cash provided by operating activities (1)	$67,358	$35,302
Net cash provided by investing activities	49,400	962
Net cash used in financing activities	(117,575)	(43,967)
Net decrease in cash and cash equivalents	(817)	(7,703)
Beginning of period	51,408	61,543
End of period	$50,591	$53,840

(1) - Net cash provided by operating activities in the nine months ended September 30,  2017 and 2016 includes approximately $7.9 million and $9.8 million, respectively, of cash payments for transaction-related costs.

GENESIS HEALTHCARE, INC.

KEY PERFORMANCE AND VALUATION MEASURES

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Financial Results
Net revenues	$1,315,452	$1,418,994	$4,045,860	$4,329,570
EBITDA	(429,605)	114,673	(240,975)	412,573
Adjusted EBITDAR	147,788	172,141	488,829	539,842
Adjusted EBITDA	109,118	136,629	375,825	430,046
Net loss attributable to Genesis Healthcare, Inc.	(373,824)	(20,458)	(489,741)	(86,470)

INPATIENT SEGMENT:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Occupancy Statistics - Inpatient
Available licensed beds in service at end of period	55,005	58,379	55,005	58,379
Available operating beds in service at end of period	52,907	56,444	52,907	56,444
Available patient days based on licensed beds	5,058,848	5,325,166	15,018,709	15,846,651
Available patient days based on operating beds	4,872,838	5,160,945	14,479,602	15,403,904
Actual patient days	4,123,001	4,411,152	12,323,181	13,202,437
Occupancy percentage - licensed beds	81.5%	82.8%	82.1%	83.3%
Occupancy percentage - operating beds	84.6%	85.5%	85.1%	85.7%
Skilled mix	18.7%	19.6%	19.7%	20.4%
Average daily census	44,815	47,947	45,140	48,184
Revenue per patient day (skilled nursing facilities)
Medicare Part A	$524	$513	$527	$513
Medicare total (including Part B)	573	555	571	554
Insurance	457	458	456	454
Private and other	328	309	325	306
Medicaid	219	218	218	219
Medicaid (net of provider taxes)	199	199	199	199
Weighted average (net of provider taxes)	$269	$270	$272	$272
Patient days by payor (skilled nursing facilities)
Medicare	439,240	513,720	1,398,286	1,617,227
Insurance	293,315	306,366	917,343	921,519
Total skilled mix days	732,555	820,086	2,315,629	2,538,746
Private and other	257,835	305,545	779,228	903,951
Medicaid	2,924,845	3,063,256	8,616,866	9,031,537
Total Days	3,915,235	4,188,887	11,711,723	12,474,234
Patient days as a percentage of total patient days (skilled nursing facilities)
Medicare	11.2%	12.3%	11.9%	13.0%
Insurance	7.5%	7.3%	7.8%	7.4%
Skilled mix	18.7%	19.6%	19.7%	20.4%
Private and other	6.6%	7.3%	6.7%	7.2%
Medicaid	74.7%	73.1%	73.6%	72.4%
Total	100.0%	100.0%	100.0%	100.0%
Facilities at end of period
Skilled nursing facilities
Leased	362	375	362	375
Owned	44	60	44	60
Joint Venture	5	5	5	5
Managed *	35	34	35	34
Total skilled nursing facilities	446	474	446	474
Total licensed beds	54,935	57,896	54,935	57,896
Assisted/Senior living facilities:
Leased	19	26	19	26
Owned	4	4	4	4
Joint Venture	1	1	1	1
Managed	2	2	2	2
Total assisted/senior living facilities	26	33	26	33
Total licensed beds	2,208	2,643	2,208	2,643
Total facilities	472	507	472	507

Total Jointly Owned and Managed— (Unconsolidated)	15	15	15	15

REHABILITATION THERAPY SEGMENT**:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenue mix %:
Company-operated	37%	37%	37%	37%
Non-affiliated	63%	63%	63%	63%
Sites of service (at end of period)	1,525	1,582	1,525	1,582
Revenue per site	$152,956	$156,362	$460,360	$489,854
Therapist efficiency %	66%	67%	68%	69%

* In 2016 and 2017, includes 20 facilities located in Texas for which the real estate is owned by Genesis.

** Excludes respiratory therapy services.

Reasons for Non-GAAP Financial Disclosure

The following discussion includes references to Adjusted EBITDAR, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures (collectively, Non-GAAP Financial Measures). A non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position and cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided reconciliations of the Non-GAAP Financial Measures to the most directly comparable GAAP financial measures.

We believe the presentation of Non-GAAP Financial Measures provides useful information to investors regarding our results of operations because these financial measures are useful for trending, analyzing and benchmarking the performance and value of our business.  By excluding certain expenses and other items that may not be indicative of our core business operating results, these Non-GAAP Financial Measures:

•allow investors to evaluate our performance from management’s perspective, resulting in greater transparency with respect to supplemental information used by us in our financial and operational decision making;

•facilitate comparisons with prior periods and reflect the principal basis on which management monitors financial performance;

•facilitate comparisons with the performance of others in the post-acute industry;

•provide better transparency as to the measures used by management and others who follow our industry to estimate the value of our company; and

•allow investors to view our financial performance and condition in the same manner as our significant landlords and lenders require us to report financial information to them in connection with determining our compliance with financial covenants.

We use Non-GAAP Financial Measures primarily as performance measures and believe that the GAAP financial measure most directly comparable to them is net income (loss) attributable to Genesis Healthcare, Inc.  We use Non-GAAP Financial Measures to assess the value of our business and the performance of our operating businesses, as well as the employees responsible for operating such businesses.  Non-GAAP Financial Measures are useful in this regard because they do not include such costs as interest expense, income taxes and depreciation and amortization expense which may vary from business unit to business unit depending upon such factors as the method used to finance the original purchase of the business unit or the tax law in the state in which a business unit operates.  By excluding such factors when measuring financial performance, many of which are outside of the control of the employees responsible for operating our business units, we are better able to evaluate value and the operating performance of the business unit and the employees responsible for business unit performance.  Consequently, we use these Non-GAAP Financial Measures to determine the extent to which our employees have met performance goals, and therefore the extent to which they may or may not be eligible for incentive compensation awards.

We also use Non-GAAP Financial Measures in our annual budget process.  We believe these Non-GAAP Financial Measures facilitate internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance.  The presentation of these Non-GAAP Financial Measures is consistent with our past practice and we believe these measures further enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.

Although we use Non-GAAP Financial Measures as financial measures to assess value and the performance of our business, the use of these Non-GAAP Financial Measures is limited because they do not consider certain material costs necessary to operate the business.  These costs include our lease expense (only in the case of EBITDAR and Adjusted EBITDAR), the cost to service debt, the depreciation and amortization associated with our long-lived assets, losses (gains) on extinguishment of debt, transaction costs, long-lived asset impairment charges, federal and state income tax expenses, the operating results of our discontinued businesses and the income or loss attributable to non-controlling interests.  Because Non-GAAP Financial Measures do not consider these important elements of our cost structure, a user of our financial information who relies on Non-GAAP Financial Measures as the only measures of our performance could draw an incomplete or misleading conclusion regarding our financial performance.  Consequently, a user of our financial information should consider net income (loss) attributable to Genesis Healthcare, Inc. as an important measure of its financial performance because it provides the most complete measure of our performance.

Other companies may define Non-GAAP Financial Measures differently and, as a result, our Non-GAAP Financial Measures may not be directly comparable to those of other companies.  Non-GAAP Financial Measures do not represent net income (loss), as defined by GAAP. Non-GAAP Financial Measures should be considered in addition to, not as a substitute for, or superior to, GAAP Financial Measures.

We use the following Non-GAAP Financial Measures that we believe are useful to investors as key valuation and operating performance measures:

EBITDA

We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (interest and lease expense) and our asset base (depreciation and amortization expense) from our operating results.  In addition, covenants in our debt agreements use EBITDA as a measure of financial compliance.

Adjustments to EBITDA

We adjust EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding, in the case of EBITDAR, the value of our business, and, in the case of EBITDA, our ongoing operating performance.  We believe that the presentation of Adjusted EBITDA, when combined with GAAP net income (loss) attributable to Genesis Healthcare, Inc., and EBITDA, is beneficial to an investor’s complete understanding of our operating performance. In addition, such adjustments are substantially similar to the adjustments EBITDA provided for in the financial covenant calculations contained in our lease and debt agreements.

We adjust EBITDA for the following items:

•

Loss on extinguishment of debt. We recognize losses on the extinguishment of debt when we refinance our debt prior to its original term, requiring us to write-off any unamortized deferred financing fees.  We exclude the effect of losses or gains recorded on the early extinguishment of debt because we believe these gains and losses do not accurately reflect the underlying performance of our operating businesses.

•

Other loss (income).  We primarily use this income statement caption to capture gains and losses on the sale or disposition of assets.  We exclude the effect of such gains and losses because we believe they do not accurately reflect the underlying performance of our operating businesses.

•

Transaction costs. In connection with our acquisition and disposition transactions, we incur costs consisting of investment banking, legal, transaction-based compensation and other professional service costs.  We exclude acquisition and disposition related transaction costs expensed during the period because we believe these costs do not reflect the underlying performance of our operating businesses.

•

Customer receivership. We exclude the non-cash costs related to a customer receivership and the related write-down of unpaid accounts receivable.  We believe these costs do not accurately reflect the underlying performance of our operating businesses.

•

Long-lived asset impairments.  We exclude non-cash long-lived asset impairment charges because we believe including them does not reflect the ongoing operating performance of our operating businesses.  Additionally, such impairment charges represent accelerated depreciation expense, and depreciation expense is excluded from EBITDA.

•

Goodwill and identifiable intangible asset impairments.  We exclude non-cash goodwill and identifiable intangible asset impairment charges because we believe including them does not reflect the ongoing operating performance of our operating businesses.

•

Severance and restructuring.  We exclude severance costs from planned reduction in force initiatives associated with restructuring activities intended to adjust our cost structure in response to changes in the business environment.  We believe these costs do not reflect the underlying performance of our operating businesses.  We do not exclude severance costs that are not associated with such restructuring activities.

•

Losses of newly acquired, constructed or divested businesses.  The acquisition and construction of new businesses is an element of our growth strategy.  Many of the businesses we acquire have a history of operating losses and continue to generate operating losses in the months that follow our acquisition.  Newly constructed or developed businesses also generate losses while in their start-up phase.  We view these losses as both temporary and an expected component of our long-term investment in the new venture.  We adjust these losses when computing Adjusted EBITDA in order to better analyze the performance of our mature ongoing business.  The activities of such businesses are adjusted when computing Adjusted EBITDA until such time as a new business generates positive Adjusted EBITDA.  The operating performance of new businesses is no longer adjusted when computing Adjusted EBITDA beginning in the period in which a new business generates positive Adjusted EBITDA and all periods thereafter.  The divestiture of underperforming or non-strategic facilities is also an element of our business strategy.  We eliminate the results of divested facilities beginning in the quarter in which they become divested.  We view the losses associated with the wind-down of such divested facilities as not indicative of the performance of our ongoing operating business.

•

Stock-based compensation.  We exclude stock-based compensation expense because it does not result in an outlay of cash and such non-cash expenses do not reflect the underlying operating performance of our operating businesses.

•

Other Items.  From time to time we incur costs or realize gains that we do not believe reflect the underlying performance of our operating businesses.  In the current reporting period, we incurred the following expenses that we believe are non-recurring in nature and do not reflect ongoing operating performance of the Company or our operating businesses.

(1)

Skilled Healthcare and other loss contingency expense – We exclude the estimated settlement cost and any adjustments thereto regarding the four legal matters inherited by Genesis in the Skilled and Sun Transactions and disclosed in the commitments and contingencies footnote to our consolidated financial statements describing our material legal proceedings.   In the nine months ended September 30, 2016, we increased our estimated loss contingency expense by $15.2 million, respectively, related to these matters.  We believe these costs are non-recurring in nature as they will no longer be recognized following the final settlement of these matters.  We do not exclude the estimated settlement costs associated with all other legal and regulatory matters arising in the normal course of business.  Also, we do not believe the excluded costs reflect the underlying performance of our operating businesses.

(2)

Regulatory defense and related costs – We exclude the costs of investigating and defending the matters associated with the Skilled Healthcare and other loss contingency expense as noted in footnote (1).  We believe these costs are non-recurring in nature as they will no longer be recognized following the final settlement of these matters. Also, we do not believe the excluded costs reflect underlying performance of our operating businesses.

(3)

Other non-recurring costs – In the three and nine months ended September 30, 2017, we excluded $3.5 million of costs, primarily incurred in connection with the removal of a non cash actuarially developed discount related to the settlement of workers’ compensation claims for policy years 2012 and prior.  In the three and nine months ended September 30, 2016, we excluded ($0.1) million and $0.8 million, respectively, of costs related to previously reported periods and a regulatory audit associated with acquired businesses and related to pre-acquisition periods.  We do not believe the excluded costs are recurring or reflect the underlying performance of our operating businesses.

See the reconciliation of net loss attributable to Genesis Healthcare, Inc. to EBITDA and Adjusted EBITDA included herein.

Adjusted EBITDAR

We use Adjusted EBITDAR as one measure in determining the value of prospective acquisitions or divestitures.  Adjusted EBITDAR is also a commonly used measure to estimate the enterprise value of businesses in the healthcare industry. In addition, covenants in our lease agreements use Adjusted EBITDAR as a measure of financial compliance.

The adjustments made and previously described in the computation of Adjusted EBITDA are also made when computing Adjusted EBITDAR.  See the reconciliation of net loss attributable to Genesis Healthcare, Inc. to Adjusted EBITDAR included herein.

GENESIS HEALTHCARE, INC.

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO GENESIS HEALTHCARE, INC. TO EBITDA AND ADJUSTED EBITDA

(UNAUDITED)

(IN THOUSANDS)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Net loss attributable to Genesis Healthcare, Inc.	$(373,824)	$(20,458)	$(489,741)	$(86,470)
Adjustments to compute EBITDA:
Loss from discontinued operations, net of taxes	2	24	70	1
Net loss attributable to noncontrolling interests	(241,200)	(31,921)	(314,446)	(72,895)
Depreciation and amortization expense	59,390	61,104	183,986	190,822
Interest expense	124,431	131,812	373,473	400,853
Income tax expense (benefit)	1,596	(25,888)	5,683	(19,738)
EBITDA	$(429,605)	$114,673	(240,975)	412,573
Adjustments to compute Adjusted EBITDA:
Loss on extinguishment of debt	—	15,363	2,301	15,830
Other loss (income)	2,379	(5,173)	15,602	(48,084)
Transaction costs	1,056	3,057	7,862	9,804
Customer receivership	297	—	35,864	—
Long-lived asset impairments	163,364	—	163,364	—
Goodwill and identifiable intangible asset impairments	360,046	—	360,046	—
Severance and restructuring	256	1,123	4,950	7,939
Losses of newly acquired, constructed, or divested businesses	5,320	3,594	15,589	7,121
Stock-based compensation	2,440	3,090	7,206	6,809
Skilled Healthcare and other loss contingency expense (1)	—	—	—	15,192
Regulatory defense and related costs (2)	41	1,043	492	2,101
Other non-recurring costs (3)	3,524	(141)	3,524	761
Adjusted EBITDA	$109,118	$136,629	$375,825	$430,046

Additional lease payments not included in GAAP lease expense	85,396	88,871	258,724	265,781

GENESIS HEALTHCARE, INC.

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO GENESIS HEALTHCARE, INC. TO ADJUSTED EBITDAR

(UNAUDITED)

(IN THOUSANDS)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Net loss attributable to Genesis Healthcare, Inc.	$(373,824)	$(20,458)	$(489,741)	$(86,470)
Adjustments to compute Adjusted EBITDAR:
Loss from discontinued operations, net of taxes	2	24	70	1
Net loss attributable to noncontrolling interests	(241,200)	(31,921)	(314,446)	(72,895)
Depreciation and amortization expense	59,390	61,104	183,986	190,822
Interest expense	124,431	131,812	373,473	400,853
Income tax expense (benefit)	1,596	(25,888)	5,683	(19,738)
Lease expense	38,670	35,512	113,004	109,796
Loss on extinguishment of debt	—	15,363	2,301	15,830
Other loss (income)	2,379	(5,173)	15,602	(48,084)
Transaction costs	1,056	3,057	7,862	9,804
Customer receivership	297	—	35,864	—
Long-lived asset impairments	163,364	—	163,364	—
Goodwill and identifiable intangible asset impairments	360,046	—	360,046	—
Severance and restructuring	256	1,123	4,950	7,939
Losses of newly acquired, constructed, or divested businesses	5,320	3,594	15,589	7,121
Stock-based compensation	2,440	3,090	7,206	6,809
Skilled Healthcare and other loss contingency expense (1)	—	—	—	15,192
Regulatory defense and related costs (2)	41	1,043	492	2,101
Other non-recurring costs (3)	3,524	(141)	3,524	761
Adjusted EBITDAR	$147,788	$172,141	$488,829	$539,842